Exhibit 10.6

Board of Directors
Compensation Program

As Approved
10 May 2005

PartnerRe Ltd. Board of Directors Compensation Policy

PartnerRe has developed a Board of Directors Compensation Policy to address specific objectives:
  Establish competitive pay levels on a total compensation basis
  Align the interests of Directors and shareholders by using equity as a major component of the total compensation package
  Establish one approach to Director compensation in recognition of PartnerRe’s strategy to rotate Directors’ committee assignments periodically
  Demonstrate good governance and corporate responsibility

As part of the new compensation policy for the members of the Board of Directors and as approved by the Nominating and Governance Committee, PartnerRe offers a competitive mix of cash and equity compensation for each Director and for the Chairman.

The total compensation package for Director service consists of three components
  Cash compensation
  Stock Options
  Restricted Stock Units (RSU’s)
Cash Compensation

Members of the Board of Directors are entitled to receive cash compensation on a quarterly basis for their services.

	Annually	Quarterly
Chairman	$180,000	$45,000
Director	$50,000	$12,500

Elective Equity Incentive

Deferred Cash Compensation

Members of the Board may elect to defer part or all of their cash compensation into RSU’s. Election options include deferral of 0%, 50% or 100% of cash compensation.

Deferred cash compensation is converted into immediately vested RSU’s with a minimum delivery date restriction of 5 years. The Director may elect to extend the delivery date restriction to 10 years or 15 years from grant.

Company Match

Should a Board member elect to defer cash into RSU’s, deferred amounts would receive an additional matching award of 25% of the deferred dollar amount. The matching award would be granted in immediately vested RSU’s with a minimum deliver date restriction of 5 years, extendable to 10 years or 15 years from grant.

Stock Options

Members of the Board of Directors are entitled to receive a number of stock options annually on the date of the shareholders Annual General Meeting with a grant-date Fair Value equal to $100,000. The Fair Value of stock options granted to the Chairman will be $120,000

Annually
Chairman	$120,000
Director	$100,000

Director (including Chairman) stock option awards are immediately vested and the grant price of the stock option awards is equal to the average of highest and lowest sale price on trading day immediately preceding the grant date, as per the shareholder approved 2003 Non-Employee Directors’ Stock Plan.

RSU’s

Members of the Board of Directors are entitled to receive RSU’s on a quarterly basis for their services. The number of RSU’s awarded is determined by the dollar value award divided by the fair market value of PartnerRe Ltd. Common Shares on the grant date.

	Annually	Quarterly
Chairman	$100,000	$25,000
Director	$80,000	$20,000

RSU awards are immediately vested with a minimum delivery date restriction of 5 years. The Director may elect to extend the delivery date restriction to 10 years or 15 years from grant.

Dividend Equivalents

All RSU awards will receive quarterly dividend equivalent payments, payable in cash. These will be paid at the same time as the Company pays its Common Share dividends.

Delivery Date Restrictions

All RSU awards will have a minimum delivery date restriction of 5 years, extendable at the election of the Director to 10 years or 15 years from grant date. If a Director terminates his/her directorship for any reason other than death, delivery date restrictions still apply. In the case of death, shares are immediately delivered.

Ownership Target

Directors are expected to hold shares plus RSUs equal to at least four times the annual cash retainer.

Travel

The Company agrees to reimburse all business expenses related to services rendered as a Director of PartnerRe Ltd.